Exhibit 21.1
McGRAW-HILL EDUCATION, INC. LEGAL ENTITIES
As of April 1, 2025

Name	Jurisdiction
Mav Intermediate Holding Corporation	Delaware
Mav Intermediate Holding II Corporation	Delaware
McGraw-Hill Education, Inc.	Delaware
Achieve3000, Inc.	Delaware
AC Holdco, Inc.	Delaware
Actively Learn, Inc.	Delaware
ALEKS Corporation	Delaware
Lands End Publishing	New Zealand
McGraw-Hill Colombia S.A.S.	Colombia
McGraw-Hill Education (Australia) Pty Ltd.	Australia
McGraw-Hill Education (Denmark) ApS	Denmark
McGraw-Hill Education (Germany) GmbH	Germany
McGraw Hill Education (India) Private Limited	India
McGraw-Hill Education (Israel) Ltd.	Israel
McGraw-Hill Education (Italy) S.R.L.	Italy
McGraw-Hill Education Korea Limited	Korea
McGraw-Hill Education (Malaysia) Sdn. Bhd.	Malaysia
McGraw-Hill Education Publications Overseas LLC	Delaware
McGraw-Hill Education Saudi Arabia LLC	Saudi Arabia
McGraw-Hill Education (Singapore) Pte. Ltd.	Singapore
McGraw-Hill Education Technology (Beijing) Co., Ltd.	China
McGraw-Hill Education (UK) Limited	United Kingdom
McGraw-Hill Global Education Australia Holdco Pty Ltd	Australia
McGraw-Hill Global Education Singapore Holdings Pte. Ltd.	Singapore
McGraw-Hill Global Education UK Holdco Limited	United Kingdom
McGraw-Hill Global Education UK Holdco II Limited	United Kingdom
McGraw-Hill Hong Kong Limited	Hong Kong
McGraw-Hill/Interamericana de Chile Limitada	Chile
McGraw-Hill Interamericana de Espana, S.L.	Spain
McGraw-Hill Interamericana Editores, S.A. de C.V.	Mexico
McGraw-Hill Interamericana, Inc.	New York
McGraw-Hill International Enterprises LLC	Delaware
McGraw Hill LLC	Delaware
McGraw Hill Regional Headquarters Company	Saudi Arabia
McGraw-Hill Ryerson Limited	Canada
MHE Criterion LLC	Delaware
Open International Publishing Limited	United Kingdom